NTR ACQUISITION CO.

PROMISSORY NOTE

$3,000,000	New York, New York
November 2, 2007

FOR VALUE RECEIVED, the undersigned, NTR ACQUISITION CO., a Delaware corporation (“Borrower”), promises to pay to the order of OCCIDENTAL PETROLEUM INVESTMENT CO., a California company, (“Lender”), on the earlier of (i) November 1, 2008 and (ii) such date as Lender purchases Series A Senior Convertible Preferred Stock, par value $0.0001, of Borrower, (A) the principal sum of THREE MILLION DOLLARS ($3,000,000), or such lesser amount as is equal to the aggregate unpaid principal amount of all loans made by Lender to Borrower under this Note (the “Principal”), and (B) interest on such Principal, as set forth below.

Interest on this promissory note (“Note”) shall be calculated for the quarterly periods ending on March 15, June 15, September 15 and December 15 of each year (“Interest Calculation Period”) (commencing on the date of this Note and continuing until the unpaid Principal and accrued but unpaid interest have been paid in full) at a rate per annum equal to 9.0%. Interest shall be calculated based on the average Principal balance, on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) elapsed during the Interest Calculation Period. Interest for each Interest Calculation Period shall be due and payable on the last day of such Interest Calculation Period (with the first payment payable on December 15, 2007). Payment of interest due on or before September 15, 2008 may be effected by delivery of a new promissory note (an “Additional Note”) in the same form as this Note and in a principal amount equal to the interest amount then due. If interest is not paid in cash on or before the date due, Borrower shall be deemed to have delivered an Additional Note in payment thereof without further action of Borrower or Lender unless the interest payment date with respect to such payment falls after September 15, 2008. Any amount of Principal of, or interest on, this Note which is not paid (in cash or by the delivery or deemed delivery of Additional Notes) on or before the date due (whether upon valid demand, by acceleration or otherwise), shall bear interest from the date when due until paid, and shall be payable on demand, at a rate per annum equal to 11.0%. The rate of interest payable on this Note shall in no event exceed the maximum rate of interest permitted by applicable law.

Whenever any payment to be made under this Note shall be due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time shall in each case (other than in the case of regular accruals of interest) be included in the computation of interest under this Note.

All payments and prepayments made under this Note shall be applied first to interest on the aggregate unpaid Principal balance of this Note and any Additional Note deemed delivered pursuant hereto and then to the aggregate unpaid Principal balance of this Note and any Additional Note deemed delivered pursuant hereto.

This Note evidences (i) the amount of the aggregate unpaid Principal balance owed from time to time by the Borrower to the Lender hereunder and under any Additional Note that the Borrower is deemed to have delivered pursuant hereto, and (ii) the amount of any interest accruing hereunder on such aggregate unpaid Principal balance and, under any Additional Note deemed to have been delivered pursuant hereto, on the aggregate unpaid Principal balance thereof. In the event that, at the date hereof, or at any time thereafter, no such amount shall be owed by the Borrower to the Lender under this Note, this Note shall, nevertheless, remain in full force and effect.

The Borrower may prepay this Note in whole or in part at any time without premium or penalty. This Note may not be amended or modified except by an instrument in writing signed by the Borrower and the Lender. Borrower may not delegate its obligations under this Note without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

If any of the following events, acts or occurrences shall occur and be continuing:

(i) default in the payment when due (in cash or by delivery or deemed delivery of an Additional Notes) of any amount owing by the Borrower under this Note in respect of principal of, or interest on, the Notes;

(ii) any representation or warranty on the part of the Borrower contained in the Series A Senior Convertible Preferred Stock Purchase Agreement dated as of even date herewith between the Borrower and the Lender (the “SPA”) shall at any time prove to have been incorrect when made, deemed made or reaffirmed;

(iii) the Borrower shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under this Note or the SPA and such default continues unremedied for thirty (30) days;

(iv) either (a) the Borrower shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business, or (b) corporate action shall be taken by the Borrower for the purpose of effectuating any of the foregoing; or

(v) involuntary proceedings or an involuntary petition shall be commenced or filed against the Borrower under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of the Borrower or the appointment of a receiver, trustee, custodian or liquidator for the Borrower or of a substantial part of the property, assets or business of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of the Borrower, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be;

then, and in any such event, all Principal, interest or other sums then accrued or owing by the Borrower under this Note shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Payments of the Principal of, interest on, and any other sums owing under this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. All such payments shall be made at such place or places and in such manner as may be specified by the Lender to the Borrower in writing.

In addition to, and not in limitation of, any rights which the Lender may have under this Note, any agreement or applicable law, the Borrower agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, paid or incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

All notices, demand and other communications required or permitted by this Note to be given to, or made upon, the Borrower or the Lender shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by telecopier, to the following address of the Borrower or the Lender, as the case may be, or to such other address with respect to the Borrower or the Lender as the Borrower or the Lender shall notify the other in writing:

If to the Borrower:	NTR Acquisition Co.
100 Mill Plain Road
Suite 320
Danbury, CT 06811

If to the Lender:	Occidental Petroleum Investment Co.
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention: Vice President - Business Development; Treasurer

Each such notice, demand or other communication shall be in writing and shall be deemed to be given for the purposes of this Note on the day on which such notice, demand or other communication is delivered or sent to the intended recipient thereof in accordance with the provisions of this Note.

This Note and the loans evidenced hereby have been made in and shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of laws thereof. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Note shall be brought only in the United States District Court for the Central District of California and in any California State court located in Los Angeles County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of California for purposes of all legal proceedings arising out of, or in connection with, this Note and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. If any provision of this Note or the application thereof is held invalid or unenforceable for any reason, the remainder of this Note and the application thereof will not be affected thereby, the provisions of this Note being severable in any such instance.

Except as otherwise set forth in this Note, the Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Lender understands and acknowledges that the Borrower is a recently organized blank check company formed for the purpose of acquiring (an “initial business combination”) one or more businesses or assets in the energy industry. The Lender further understands that (a) the Borrower’s assets consist of the cash proceeds of its public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of the Borrower, certain of its stockholders and the underwriters of its IPO and (b) the monies in the Trust Account may be disbursed only (i) to the Borrower in limited amounts from time to time (and in no event more than $3,250,000 in total) in order to permit the Borrower to pay its operating expenses; (ii) if the Borrower completes an initial business combination, to certain dissenting public stockholders, to the underwriters for the IPO in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to the Borrower; and (iii) if the Borrower fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to the Borrower in limited amounts to permit the Borrower to pay the costs and expenses of its liquidation and dissolution, and then to the Borrower’s stockholders who purchased securities in the IPO. Unless and until the initial business combination occurs, the Borrower waives any right, title, interest or claim of any kind (any “Claim”) it or any of its affiliates have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts properly released to the Borrower as described above) as a result of, or arising out of, any Claims against the Borrower in connection with this Note.

For purposes of this Note, “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

Borrower:	NTR ACQUISITION CO.

	By:	/s/ MARIO E. RODRIGUEZ
Mario E. Rodriguez
Chief Executive Officer

Lender:	OCCIDENTAL PETROLEUM INVESMENT CO.

	By:	/s/ TODD STEVENS
Todd Stevens
Vice President